                                                                       Exhibit 2

                         COMMON STOCK PURCHASE AGREEMENT

      This COMMON STOCK PURCHASE AGREEMENT (as amended or supplemented from time to time, this "AGREEMENT") is made and entered into as of April 26, 2004 by and among Mr. Rajendra B. Vattikuti ("RBV"), and The Rajendra B. Vattikuti Trust, established pursuant to the Second Amendment and Restatement of Revocable Living Trust Agreement, dated as of February 1, 1995 (the "RBV TRUST"), and Fidelity Information Services, Inc., an Arkansas corporation ("BUYER"). The RBV Trust is a shareholder of Covansys Corporation, a Michigan corporation (the "COMPANY"), and is referred to herein as the "SELLER." Certain capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in Article 1 of this Agreement.

                                    RECITALS

      WHEREAS, Seller owns 8,611,759 shares of common stock, no par value of the Company ("COMMON STOCK");

      WHEREAS, Seller desires to sell 2,300,000 shares of Common Stock of the Company (the "SHARES") to Buyer, and Buyer desires to purchase the Shares from Seller, for the consideration and pursuant to the terms and conditions set forth in this Agreement;

      WHEREAS, Buyer and the Company propose to enter into, simultaneously herewith, a Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT") pursuant to which Buyer will purchase from the Company shares of Common Stock, and warrants to purchase Common Stock, of the Company;

      WHEREAS, Buyer, RBV and Seller propose to enter into, simultaneously herewith, a Shareholder's Agreement dated as of the date hereof (the "SHAREHOLDERS' AGREEMENT"); and

      WHEREAS, the Company, RBV and Seller propose to enter into, simultaneously herewith, a Voting Agreement dated as of the date hereof (the "VOTING AGREEMENT").

      NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   DEFINITIONS

      1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof shall have the meanings specified or referred to in this
Section 1.1:

               SIGNATURE PAGE FOR COMMON STOCK PURCHASE AGREEMENT

      "AGREEMENT" shall have the meaning set forth in the introductory paragraph to this Agreement.

      "ANCILLARY AGREEMENT" means any of the Stock Purchase Agreement or the Shareholders' Agreement.

      "BUYER" shall have the meaning set forth in the introductory paragraph to this Agreement.

      "CLOSING" shall have the meaning set forth in Section 2.3 of this Agreement.

      "CLOSING DATE" shall have the meaning set forth in Section 2.3 of this Agreement.

      "COMMON STOCK" shall have the meaning set forth in the recitals to this Agreement.

      "COMPANY" shall have the meaning set forth in the introductory paragraph to this Agreement.

      "CONSENT" shall mean any approval, consent, ratification, waiver or other authorization.

      "CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

      "EXPENSES" shall have the meaning set forth in Section 6.8 of this Agreement.

      "GOVERNMENTAL AUTHORIZATION" shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "GOVERNMENTAL BODY" shall mean any (i) nation, state or other legally recognized jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), in each case whether United States or foreign, or
(iv) any domestic or foreign body entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

      "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "LIENS" shall mean any liens, claims, pledges, charges and encumbrances.

      "LEGAL REQUIREMENT" shall mean any national, federal, state, local, municipal, cantonal, foreign, international, multinational or other administrative order, constitution,

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law, rule, ordinance, principle of common law, regulation, statute or treaty or any rule or policy of any securities exchange or the National Association of Securities Dealers.

      "ORDER" shall mean any award, decision, injunction (preliminary or permanent), temporary restraining order, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any domestic or foreign court, administrative agency or other Governmental Body or by any arbitrator.

      "PERSON" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

      "PROCEEDING" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "PURCHASE PRICE" shall have the meaning set forth in Section 2.2 of this Agreement.

      "RBV" shall have the meaning set forth in the introductory paragraph to this Agreement.

      "SELLER" shall have the meaning set forth in the introductory paragraph to this Agreement.

      "SELLER AGREEMENTS" shall mean, collectively, this Agreement, the Voting Agreement, and the Shareholders' Agreement.

      "SHARES" shall have the meaning set forth in the recitals to this Agreement.

      "SHAREHOLDERS' AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

      "STOCK PURCHASE AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

      "TERMINATION DATE" shall have the meaning set forth in Section 8.1(a)(iv) of this Agreement.

      "TRANSACTIONS" shall have the meaning set forth in the Stock Purchase Agreement.

      "VOTING AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

                                   ARTICLE 2

                      SALE AND TRANSFER OF SHARES; CLOSING

      2.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in the Shares.

      2.2 PURCHASE PRICE. The aggregate purchase price for the Shares (the "PURCHASE PRICE") will be $26,450,000 in cash.

      2.3 CLOSING. The consummation of the purchase and sale of the Shares (the "CLOSING") provided for in this Agreement will take place at the offices of Butzel Long, P.C. at 10:00 a.m. Eastern Time on the date that is the second business day following the satisfaction (or written waiver) of all of the conditions set forth in Article 6 and Article 7, or at such other time and place as the parties may mutually agree in writing. The actual date of Closing shall be referred to herein as the "CLOSING DATE." At the Closing:

      (a) Buyer shall pay the Purchase Price by wire transfer in immediately available funds to the account(s) to be designated by Seller at least two (2) business days prior to the Closing; and

      (b) Seller shall deliver to Buyer a certificate or certificates, as applicable, representing the Shares with all necessary stock transfer stamps, if any are required, affixed thereto, accompanied by an executed stock transfer power duly endorsed in blank and such other documents as may be necessary to effect the transfer of the Shares to Buyer free and clear of all Liens.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller and RBV hereby, jointly and severally, represent and warrant to Buyer as follows:

      3.1 POWER AND AUTHORITY. Seller has the requisite power, authority and legal capacity to enter into and to perform Seller's obligations under this Agreement.

      3.2 EXECUTION AND ENFORCEABILITY. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, assuming the due authorization, execution and delivery of this Agreement by Buyer and except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

      3.3 TITLE TO STOCK. Seller has, and Buyer will acquire at the Closing, good and valid title to the Shares free and clear of any Liens.

      3.4   NO BREACH, DEFAULT, VIOLATION OR CONSENT.

      (a)   Subject to the filings, notices and consents set forth on Schedule
3.4 hereof, neither the execution of this Agreement, nor the consummation or performance of the transactions contemplated hereby, will (with or without notice or lapse of time):

            (i) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Seller or any of Seller's properties are subject; or

            (ii) contravene, conflict with or result in a violation or breach of or a default under any provision of, or result in a default under, any Contract to which Seller is a party or by which Seller is bound.

      (b) Seller is not required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby other than as set forth on Schedule 3.4.

      3.5   LEGAL PROCEEDINGS; ORDERS.

      (a) As of the date hereof, there is no Proceeding that has been commenced by or against Seller that challenges, or that could have the effect of preventing, delaying, or making illegal, any of the transactions contemplated hereby.

      (b) As of the date hereof, there is no Order to which Seller, or any of the assets owned by Seller, is subject that has the effect of preventing, delaying, or making illegal any of the transactions contemplated hereby.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      4.1 GOOD STANDING AND CORPORATE POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has the full corporate power and authority (a) to enter into this Agreement and (b) to perform its obligations hereunder.

      4.2 EXECUTION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, assuming the due authorization, execution and delivery of this Agreement by Seller and except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

      4.3   NO BREACH, DEFAULT, VIOLATION OR CONSENT.

      (a) Neither the execution of this Agreement, nor the consummation or performance of the transactions contemplated hereby, will (with or without notice or lapse of time):

            (i) contravene, conflict with or result in a violation of any provision of (A) the articles of incorporation of Buyer or (B) the bylaws of Buyer;

            (ii) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Buyer or any of Buyer's properties are subject; or

            (iii) contravene, conflict with or result in a violation or breach of or a default under any provision of, or result in a default under, any Contract to which Buyer is a party or by which Buyer is bound, except in the case of this clause (iii) for such conflicts, violations, breaches or defaults which in the aggregate would not reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement, the other Seller Agreements or the Stock Purchase Agreement.

      (b) Buyer is not required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby.

      4.4   LEGAL PROCEEDINGS; ORDERS.

      (a) As of the date hereof, there is no pending Proceeding that has been commenced by or against Buyer that challenges, or that is reasonably likely to have the effect of preventing, delaying, or making illegal, any of the transactions contemplated hereby.

      (b) As of the date hereof, there is no Order to which Buyer, or any of the assets owned by Buyer, is subject that has the effect of preventing, delaying, or making illegal any of the transactions contemplated pursuant to this Agreement.

      4.5 FINANCING. Buyer currently has, and will have on the Closing Date, immediately available funds, or the ability to draw such immediately available funds from existing credit facilities, in an amount not less than the Purchase Price.

                                    ARTICLE 5

                            COVENANTS OF THE PARTIES

      5.1 FURTHER ASSURANCES. From time to time, prior to the termination of this Agreement, and without additional consideration, each of the parties shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall take such further actions, as the other parties may reasonably request for the purpose of consummating the transactions contemplated hereby.

                                    ARTICLE 6

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      6.1 ACCURACY OF REPRESENTATIONS. All of Seller's representations and warranties contained in this Agreement shall have been accurate in all material respects (a) as of the date of this Agreement and (b) as of the Closing Date as if made on the Closing Date, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date, and (ii) changes permitted by or consistent with this Agreement.

      6.2 SELLER'S PERFORMANCE. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered individually and in the aggregate) shall have been duly performed and complied with in all material respects.

      6.3 NO RESTRAINTS. No Order preventing, delaying or making illegal the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body, and there shall not be any Legal Requirement enacted or applicable to the transactions contemplated hereby that makes the consummation of such transactions illegal.

      6.4 NO PROCEEDINGS. Since the date of this Agreement, there shall not have been commenced against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, and (b) that would reasonably be expected to have the effect of preventing, delaying, making illegal the transactions contemplated hereby.

      6.5 NO CLAIM REGARDING STOCK OWNERSHIP. No Person shall have made any claim, which has a reasonable likelihood of success, asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Shares, or (b) is entitled to all or any portion of the Purchase Price.

      6.6 OTHER TRANSACTIONS. Each of the Transactions shall have been consummated not later than the time of the Closing hereunder.

      6.7 CONSENTS. Any applicable waiting period under the HSR Act with respect to the purchase of the Shares shall have expired or been terminated

      6.8 TRANSACTION EXPENSES. RBV or the Seller shall have reimbursed Buyer for any of Buyer's reasonable transaction Expenses (as defined herein) in excess of the amount of such Expenses paid by the Company pursuant to the terms of the Stock Purchase Agreement; provided, however, that any payment or payments by RBV or Seller pursuant to this Section 6.8 shall in no event exceed, in the aggregate, $850,000. The term "Expenses" means all out-of-pocket fees, costs and other expenses incurred or assumed by the Buyer or incurred on its behalf in connection with this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby and thereby, including the preparation, execution and delivery of this Agreement and the Ancillary Agreements, compliance herewith and therewith and any amendments to or waivers of this Agreement or the Ancillary Agreements.

                                    ARTICLE 7

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

      Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

      7.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties of Buyer contained in this Agreement shall have been accurate in all material respects (a) as of the date of this Agreement and (b) as of the Closing Date as if made on the Closing Date, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date, and (ii) changes permitted by or consistent with this Agreement.

      7.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered individually and in the aggregate) shall have been duly performed and complied with in all material respects.

      7.3 NO RESTRAINTS. No Order preventing, delaying or making illegal the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body, and there shall not be any Legal Requirement enacted or applicable to the transactions contemplated hereby that makes the consummation of such transactions illegal.

      7.4 NO PROCEEDINGS. Since the date of this Agreement, there shall not have been commenced against Seller or RBV, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, and (b) that would reasonably be expected to have the effect of preventing, delaying, making illegal the transactions contemplated hereby.

      7.5 OTHER TRANSACTIONS. Each of the Transactions shall have been consummated not later than the time of the Closing hereunder.

      7.6 CONSENTS. Any applicable waiting period under the HSR Act with respect to the purchase of the Shares shall have expired or been terminated.

                                    ARTICLE 8

                                   TERMINATION

      8.1   TERMINATION.

      (a)   This Agreement may be terminated at any time prior to the Closing:

            (i)   by written agreement of Buyer and Seller;

            (ii) by Buyer by written notice to Seller, (A) if any Seller's representations and warranties contained in this Agreement shall have been inaccurate such that the condition to closing described in Section 6.1 would not be satisfied, or (B) if Seller's covenants contained in this Agreement shall have been breached such that the condition to closing described in Section 6.2 would not be satisfied; provided, however, that Buyer may not terminate this Agreement under this Section 8.1(a)(ii) on account of a curable inaccuracy in Seller's representations and warranties or on account of a curable breach of a covenant by Seller unless Seller fails to cure such inaccuracy or breach within twenty (20) business days after receiving written notice from Buyer of such inaccuracy or breach;

            (iii) by Seller by written notice to Buyer, (A) if any of Buyer's representations and warranties contained in this Agreement shall have been inaccurate such that the condition to closing described in Section 7.1 would not be satisfied, or (B) if any of Buyer's covenants contained in this Agreement shall have been breached such that the condition to closing described in Section
7.2 would not be satisfied; provided, however, that Seller may not terminate this Agreement under this Section 8.1(a)(iii) on account of a curable inaccuracy in Buyer's representations and warranties or on account of a curable breach of a covenant by Buyer unless Buyer fails to cure such inaccuracy or breach within twenty (20) business days after receiving written notice from Seller of such inaccuracy or breach;

            (iv) by Buyer or Seller by written notice to the other party, if the Closing has not occurred prior to October 31, 2004 (the "TERMINATION DATE");

            (v) by Buyer or Seller by written notice to the other party, if there shall be any Legal Requirement enacted or applicable that makes consummation of the transactions contemplated hereby illegal, or if any Order by any Governmental Body of competent jurisdiction preventing, delaying or making illegal the consummation of the transactions contemplated hereby shall have become final and nonappealable; or

            (vi) automatically, if the Stock Purchase Agreement shall have been terminated.

      (b) If this Agreement is terminated as provided above, then no party hereto will have any further obligations or liabilities hereunder except for obligations or liabilities (i) arising from a breach of this Agreement prior to such termination or (ii) which survive such termination by their own terms.

                                   ARTICLE 9

                               GENERAL PROVISIONS

      9.1 SURVIVAL. The representations and warranties made by the parties in this Agreement shall survive the Closing but shall terminate effective as of any termination of this Agreement.

      9.2 EXPENSES. Except as otherwise expressly provided in any Seller Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of any representatives.

      9.3 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested). All communications shall be sent to Buyer and Seller at their respective addresses as set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other party in accordance with this Section 9.3):

            (a)   if to Buyer:

            Fidelity National Financial, Inc.
            601 Riverside Drive, 12th Floor
            Jacksonville, FL 32204
            Attention:  Christopher A. Rose, Esq.
            Telephone:  (904) 854-8544
            Facsimile:  (904) 357-1026
            with a copy to (which copy shall not constitute notice):

            Morgan, Lewis & Bockius LLP
            One Oxford Centre
            Thirty-Second Floor
            Pittsburgh, PA 15219-6401
            Facsimile: (412) 560-3399
            Telephone: (412) 560-3322
            Attention:  Kimberly A. Taylor, Esq.

            (b)   If to Seller to:

            Rajendra B. Vattikuti
            3350 Eastpointe
            Bloomfield Hills, MI 48302
            Telephone: (248) 848-8605
            Facsimile:  (248) 848-8883

            with a copy to (which copy shall not constitute notice):

            Steptoe & Johnson LLP
            1330 Connecticut Avenue, NW
            Washington, DC, 20036-1795
            Attention:  Anja Lehmann, Esq.
            Telephone:  (202) 429-8167
            Facsimile:  (202) 429-3902

            with a copy to (which copy shall not constitute notice):

            Butzel Long
            150 West Jefferson
            Suite 100
            Detroit, MI 48226-4450
            Attention:  Arthur Dudley II, Esq.
            Telephone:  (313) 225-7070
            Facsimile:  (313) 225-7080

      9.4 FURTHER ASSURANCES. The parties agree to (a) furnish to each other such further information, (b) execute and deliver to each other such other documents (provided that such documents do not and would not create any liability or obligation of such party) and (c) do such other acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      9.5 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Seller and Buyer agree that:

      (a) In the event of any breach or threatened breach by Buyer or Seller of any covenant, obligation or other provision set forth in this Agreement, then Seller or Buyer, respectively, shall be entitled (in addition to any other remedy that may be available to it) to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and

      (b) Neither party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

      9.6 WAIVER. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      9.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement, together with (i) the Exhibits attached hereto and (ii) the other Seller Agreements, supersedes all prior agreements between the parties, whether oral or written, with respect to the subject matter hereof and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      9.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party can assign its obligations under this Agreement to any Person; provided, however, that Buyer can assign its obligations under this Agreement to any of its wholly owned subsidiaries or parent entities subject to the prior written approval of Seller, which approval shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of, the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      9.9 GOVERNING LAW. EXCEPT TO THE EXTENT THAT THE MICHIGAN BUSINESS CORPORATION ACT, AS AMENDED, AND CASE LAW INTERPRETING THAT ACT ARE APPLICABLE TO THE COMPANY AND THE RIGHTS OF ITS SHAREHOLDERS, THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION AND ENFORCEMENT HEREOF, OR ANY SUCH DOCUMENT OR IN RESPECT OF ANY SUCH TRANSACTION, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE.

      9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Counterpart signature pages delivered by facsimile or e-mail will be deemed to be valid and binding for all purposes.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                              FIDELITY INFORMATION SERVICES, INC.

                                    By: /s/ William P. Foley, II
                                       ---------------------------------------
                                    Name: William P. Foley, II
                                    Title: Chairman and Chief Executive Officer

SELLER:                             THE RAJENDRA B. VATTIKUTI TRUST

                                    By: /s/ Rajendra B. Vattikuti
                                       --------------------------------------
                                    Name: Rajendra B. Vattikuti
                                    Title: Trustee

RBV:                                /s/ Rajendra B. Vattikuti
                                    -----------------------------------------
                                    Rajendra B. Vattikuti


               SIGNATURE PAGE FOR COMMON STOCK PURCHASE AGREMENT

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
ARTICLE 1      DEFINITIONS......................................................      1

      1.1   Definitions.........................................................      1

ARTICLE 2      SALE AND TRANSFER OF SHARES; CLOSING.............................      4

      2.1   Purchase and Sale of Shares.........................................      4

      2.2   Purchase Price......................................................      4

      2.3   Closing.............................................................      4

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF SELLER.........................      4

      3.1   Power and Authority.................................................      4

      3.2   Execution and Enforceability........................................      4

      3.3   Title to Stock......................................................      4

      3.4   No Breach, Default, Violation or Consent............................      5

      3.5   Legal Proceedings; Orders...........................................      5

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF BUYER..........................      5

      4.1   Good Standing and Corporate Power...................................      5

      4.2   Execution and Enforceability........................................      5

      4.3   No Breach, Default, Violation or Consent............................      6

      4.4   Legal Proceedings; Orders...........................................      6

      4.5   Financing...........................................................      6

ARTICLE 5      COVENANTS OF THE PARTIES.........................................      6

      5.1   Further Assurances..................................................      6

ARTICLE 6      CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE..............      7

      6.1   Accuracy of Representations.........................................      7

      6.2   Seller's Performance................................................      7

      6.3   No Restraints.......................................................      7

      6.4   No Proceedings......................................................      7

      6.5   No Claim Regarding Stock Ownership..................................      7

      6.6   Other Transactions..................................................      7

      6.7   Consents............................................................      7

      6.8   Transaction Expenses................................................      8

                                TABLE OF CONTENTS
                                   (continued)

                                                                                   Page
                                                                                   ----
ARTICLE 7      CONDITIONS PRECEDENT TO the SELLER'S OBLIGATION TO CLOSE.........      8

      7.1   Accuracy of Representations.........................................      8

      7.2   Buyer's Performance.................................................      8

      7.3   No Restraints.......................................................      8

      7.4   No Proceedings......................................................      8

      7.5   Other Transactions..................................................      9

      7.6   Consents............................................................      9

ARTICLE 8      TERMINATION......................................................      9

      8.1   Termination.........................................................      9

ARTICLE 9      GENERAL PROVISIONS...............................................     10

      9.1   Survival............................................................     10

      9.2   Expenses............................................................     10

      9.3   Notices.............................................................     10

      9.4   Further Assurances..................................................     11

      9.5   Remedies Cumulative; Specific Performance...........................     11

      9.6   Waiver..............................................................     12

      9.7   Entire Agreement and Modification...................................     12

      9.8   Assignments, Successors, and No Third-Party Rights..................     12

      9.9   Governing Law.......................................................     13

      9.10  Counterparts........................................................     13

                                  SCHEDULE 3.4

                           FILINGS, NOTICES, CONSENTS

1. Any applicable requirements of the Exchange Act or any other federal or state securities laws.

2. Any filings or other requirements under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

3.    The consents of:

      a. CDR Cookie Acquisition L.L.C. and CDR Cookie Acquisition VI-A L.L.C. under the Voting Agreement, dated as of March 17, 2000, by and among RBV, the RBV Trust, CDR Cookie Acquisition L.L.C. and CDR Cookie Acquisition VI-A L.L.C.

      b. The Company under the Continuing Pledge Agreement, dated September 28, 2000, executed by RBV in favor of the Company.

      c.    Bank One, NA.